Exhibit 10.2(b)

Complete Waiver of Compensation Upon Termination

I, John Grdina, (“Employee”), as of November 08, 2022, hereby agree to waive and terminate the shares of Adamas One stock and compensation due under Section 9(d) of my Executive Employment Agreement with Adamas One Corp. (“Employer”) as follows:

Compensation upon Termination. In the event that the Company terminates the Executive’s employment hereunder due to a Termination “for cause,” the Executive shall be entitled to any Base Salary, unpaid bonus, reimbursable expenses and benefits owing to Executive through the day on which Executive is terminated plus 90 days. Except as otherwise contemplated by this Agreement, Executive will not be entitled to any other compensation upon termination “for cause” of this Agreement. If Executive is terminated “without cause” or if this Agreement is terminated by Executive, Executive is entitled any Base Salary, unpaid bonus, reimbursable expenses and benefits owing to Executive through the day on which Executive is terminated plus 90 days, Full Compensation (as herein defined) plus a severance payment comprising of 200% of his annual Base Salary for the year of termination and 1,000,000 shares of the common stock of the Company. “Full Compensation” shall mean all total executive compensation accruable under this Agreement, which shall include payment of all accruable Base Salary, Equity Compensation and Performance Bonuses that is payable to Executive under this Agreement as if earned in full.

If and when I am terminated by the Employer, I hereby irrevocably waive any and all claims, demands, suits, actions, causes of action and rights whatsoever at law or in equity, now existing or arising relating to this Complete Waiver of Compensation Upon Termination.

AGREED AND ACCEPTED TO:

/s/ John Grdina
John Grdina